As Filed With the Securities and Exchange Commission on August 26, 2004

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                      AMERICAN MORTGAGE ACCEPTANCE COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                  Massachusetts                            13-6972380
          (State or Other Jurisdiction                  (I.R.S. Employer
        of Incorporation or Organization)            Identification Number)



                               625 Madison Avenue
                            New York, New York 10022
                                 (212) 317-5700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           Incentive Share Option Plan
                                Share Agreements
                            (Full Title of the Plans)


                 Stuart J. Boesky                                   With copies to:
      President and Chief Executive Officer                      Mark Schonberger, Esq.
                625 Madison Avenue                       Paul, Hastings, Janofsky & Walker LLP
             New York, New York 10022                             75 East 55th Street
                  (212) 317-5700                                New York, New York 10022
(Name, Address, Including Zip Code, and Telephone                    (212) 318-6000
Number, Including Area Code, of Agent For Service)


                                       CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                        Proposed maximum  Proposed maximum
            Title of securities           Amount to be    offering price     aggregate        Amount of
             to be registered              registered       per share      offering price   registration fee
------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest      1,459 shares(1) $ 13.72        $     20,017      $     2.54
------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest    853,818 shares(2) $ 15.16 (3)    $ 12,943,880 (3)  $ 1,639.98
------------------------------------------------------------------------------------------------------------
Total                                   855,277 shares                                     $ 1,642.52
------------------------------------------------------------------------------------------------------------

(1) Represents 1,459 common shares which were issued to affiliates of the Registrant ("Affiliates") as defined in Rule 405 of the Securities Act of 1933, as amended, pursuant to share agreements between the Registrant and each Affiliate.

(2) Represents 853,818 common shares of beneficial interest (i) reserved under the Registrant's Incentive Share Option Plan and (ii) which may be issued to Affiliates of the Registrant pursuant to share agreements between the Registrant and each Affiliate. Pursuant to this Registration Statement, the Registrant is also registering an indeterminate amount of additional common shares as may become issuable pursuant to the anti-dilution provisions contained in the Incentive Share Option Plan.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, on the basis of the average of the high and low prices of the Company's common shares as reported by the American Stock Exchange on August 25, 2004.

                                Explanatory Note

         American Mortgage Acceptance Company ("AMAC" or the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"). This Registration Statement registers 855,277 of the Company's common shares of beneficial interest for two purposes: (1) to register common shares which may be issued from time to time to participants under the Company's Amended and Restated Incentive Share Option Plan (the "Incentive Plan") and (2) to register common shares for re-offer and/or re-sale by the individuals listed under the Selling Securityholder section of this re-offer prospectus ("Selling
Securityholders"). Of the 855,277 common shares being registered, (i) up to 833,818 common shares may be acquired under the Incentive Plan, which, if issued to the Selling Securityholder's, shall constitute "control securities" within the meaning of Instruction C of the General Instructions to Form S-8; (ii) 1,459 common shares were granted to certain of the Selling Securityholders pursuant to the terms of share agreements ("Share Agreements") between the Company and the Selling Securityholders for compensation for serving as independent trustees of the Company, which constitute "restricted securities" within the meaning of Instruction C of the General Instructions to Form S-8; and (iii) up to 20,000 common shares which may be issued in the future to the Selling Securityholders pursuant to the terms of the Share Agreements, which shall constitute "control securities" within the meaning of Instruction C of the General Instructions to Form S-8.

         This Registration Statement contains two parts. The first part contains a re-offer prospectus prepared in accordance with Part I of S-3 (in accordance with Instruction C of the General Instructions to Form S-8), including a re-offer prospectus that may be used for re-offerings and re-sales of common shares acquired by the Selling Securityholders listed on page 28 of the re-offer prospectus. These Selling Securityholders are or may become affiliates of AMAC as defined in Rule 405 of the Securities Act. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         The documents containing the information for the Company specified in this Item 1 will be sent or given to individuals who receive awards under the Incentive Plan or common shares under the Share Agreements. In accordance with
Section 10(a) of the Securities Act, and Rules 424 and 428 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission"), such documents are not being filed with, or included in, this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The documents containing the information specified in this Item 2 will be sent or given to individuals who have received awards under the Incentive Plan or common shares under the Share Agreements. In accordance with Section 10(a) of the Securities Act and Rules 424 and 428 thereunder, such documents are not being filed with, or included in, this Registration Statement.

                               RE-OFFER PROSPECTUS

                              855,277 COMMON SHARES

         We are American Mortgage Acceptance Company ("AMAC" or the "Company"), a business trust formed under the laws of the Commonwealth of Massachusetts.

         This re-offer prospectus is being used for the offering and sale from time to time by the selling securityholders identified on page 28 of this re-offer prospectus (the "Selling Securityholders") of (i) 1,459 common shares of beneficial interest which were granted to certain of the Selling Securityholders pursuant to the terms of share agreements between the Company and the Selling Securityholders for compensation for serving as independent trustees of the Company ("Share Agreements") and (ii) up to 853,818 common shares of beneficial interest that hereafter may be acquired by persons who may be considered "affiliates" of the Company as defined by Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") (a) under the Company's Incentive Share Option Plan ("the "Incentive Plan") and (b) pursuant to the terms of the Share Agreements.

         The Selling Securityholders may sell their common shares directly or indirectly in one or more transactions on any stock exchange or stock market on which the common shares may be listed at the time of the sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         AMAC's common shares are listed on the American Stock Exchange under the symbol AMC. On August 25, 2004, the last reported sale price for AMAC's common shares was $15.07 per share.

         This re-offer prospectus has been prepared for the purpose of registering the common shares which are the subject of this re-offer prospectus under the Securities Act to allow for future sales by the Selling Securityholders to the public. The Selling Securityholders may sell common shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the common shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of common shares may be deemed to be underwriting discounts and commissions under the Securities Act. AMAC will not receive any proceeds from the sale of the common shares by the Selling Securityholders.

         This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 6 of this re-offer prospectus.

                         -----------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS RE-OFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

         This  re-offer   prospectus  does  not  constitute  an  offer  to  sell
securities in any state to any person to whom it is unlawful to make such offer in such state.


            The date of this re-offer prospectus is August 26, 2004.

You should rely only on the information contained or incorporated by reference in this re-offer prospectus. We have not authorized any other person to provide you with information different from or additional to that contained or incorporated by reference in this re-offer prospectus. The Selling Securityholders are offering to sell common shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this re-offer prospectus and the documents incorporated by reference herein and therein is accurate only as of its respective date or as of other dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since these dates.

                             ADDITIONAL INFORMATION

         We have filed with the United States Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act to register the common shares offered hereby. This re-offer prospectus is part of the registration statement. This re-offer prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the Commission. Statements contained in this re-offer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each statement is qualified in all respects by such reference. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. You may call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding AMAC. You may access the Commission's web site at http://www.sec.gov.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the Commission. These materials can be copied and inspected at the locations described above at prescribed rates. Our common shares are listed on the American Stock Exchange under the symbol "AMC."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this re-offer prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2003, filed with the Commission on March 15, 2004 and May 7, 2004, respectively (Commission File No. 001-14583);

         o Our Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed with the Commission on August 9, 2004 (Commission File No. 001-14583);

         o Our Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed with the Commission on May 10, 2004 (Commission File No. 001-14583);

         o Our Definitive Proxy Statement dated April 30, 2004 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 9, 2004 (Commission File No. 001-14583); and

         o The description of the Company's Shares contained in the Company's Form 10 Registration Statement under the caption "Description of
           Registrant's Securities to be Registered", as filed with the Commission on August 1, 1997 (Commission File No. 001-13237).

You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this re-offer prospectus), at no cost, by writing or telephoning us at the following address:

                      American Mortgage Acceptance Company
                               625 Madison Avenue
                            New York, New York 10022
                               Attn: Brenda Abuaf
              Telephone requests may be directed to (212) 317-5700

         This re-offer prospectus is part of a registration statement we filed with the Commission. You should rely only on the information or representations provided in this re-offer prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this re-offer prospectus is accurate as of any date other than the date on the front of the document.

         Statements contained in this re-offer prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                           RE-OFFER PROSPECTUS SUMMARY

         This summary highlights information included elsewhere in or incorporated by reference in this re-offer prospectus. It may not contain all of the information that is important to you. You should read the following summary together with the more detailed information included or incorporated by reference in this re-offer prospectus, including risk factors regarding our business and the common shares being offered hereby.

Our Company

     Overview

         We are American Mortgage Acceptance Company, a business trust formed in June 1991 under the laws of the Commonwealth of Massachusetts. We have elected to be treated as a real estate investment trust ("REIT") under the Internal Revenue Code (the "Code").

         We specialize in multifamily finance and seek asset diversification, capital appreciation and income for distributions to our shareholders. Our business plan focuses on originating and acquiring mortgages secured by multifamily properties, which may take the form of government insured first mortgages, insured mortgage pass-through certificates or insured mortgage backed securities, and uninsured mezzanine loans, construction loans, and bridge loans. Additionally, we have indirectly invested in subordinate commercial mortgage-backed securities ("CMBS") and may invest in other real estate assets, including non-multifamily mortgages. We also issue guarantees of construction and permanent financing and make standby loan commitments.

         We finance the acquisition of our assets primarily through borrowing at short term rates using demand repurchase agreements and through the issuance of equity. Under our declaration of trust, we may incur permanent indebtedness of up to 50% of our total market value calculated at the time the debt is incurred. Permanent indebtedness and working capital indebtedness may not exceed 100% of our total market value. Our declaration of trust provides that we may not change our policy regarding indebtedness without the consent of a majority in interest of our shareholders.

         Our common shares trade on the American Stock Exchange under the symbol "AMC".

     Our Advisor

         We have engaged Related AMI Associates, Inc., which we refer to as our "Advisor," to manage our day-to-day affairs. Our Advisor has subcontracted its management obligations to its affiliate, Related Capital Company, LLC, a subsidiary of CharterMac, an American Stock Exchange listed company which trades under the symbol "CHC", to provide the services contemplated. Through our Advisor, Related Capital offers us a core group of experienced staff and executive management who provide us with services on both a full- and part-time basis. These services include, among other things, acquisition, financial, accounting, tax, capital markets, asset monitoring, portfolio management, investor relations and public relations services. The management team responsible for our day-to-day affairs has an average of 17 years of experience with Related Capital and an average of 22 years experience in the real estate industry.

     Tax Status

         We have elected to be treated as a REIT for federal income tax purposes. This treatment permits us to deduct dividend distributions to our shareholders for federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its shareholders by way of dividends. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law. See "Risk Factors" and "Federal Income Tax Considerations" herein.

     Our Offices

         Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 317-5700.

Securities That May Be Offered

         This re-offer prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Securityholder" section of this re-offer prospectus of up to 855,277 common shares. We are registering the common shares covered by this re-offer prospectus.

         We will not receive any cash proceeds from the sale of our common shares by the Selling Securityholders.

Risk Factors

         Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under "Risk Factors" beginning on page 6 of this re-offer prospectus.

                                  RISK FACTORS

         An investment in our common shares involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this re-offer prospectus. If any of the risks discussed in this re-offer prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our common shares could decline and you may lose all or part of your investment.

Mortgage   investments  that  are  not  United  States  government  insured  and non-investment grade mortgage assets involve risk of loss

         General. We intend to continue to originate and acquire uninsured and non-investment grade mortgage loans and mortgage assets as part of our investment strategy. Such loans and assets may include mezzanine loans, bridge loans and CMBS. While holding such interests, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Also, the costs of financing the mortgage loans could exceed the return on the mortgage loans. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. To the extent we suffer such losses with respect to our investments in mortgage loans, the value of our company and the price of our common shares may be adversely affected.

         Limited recourse loans may limit our recovery to the value of the mortgaged property. Our loans are generally non-recourse, except for our mezzanine loans, which typically have limited recourse provisions for the first three years from the date of the permanent loan. In addition, limited recourse against the borrower may be further limited by applicable provisions of the laws of the jurisdictions in which the mortgaged properties are located or by the selection of remedies and the impact of those laws on that selection. With respect to our non-recourse mortgage loans, in the event of a borrower default, the value of the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan, may be less than the amount owed under the mortgage loan. As to those mortgage loans that provide for recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

Competition in acquiring desirable investments may limit the availability of desirable investments which could, in turn, negatively affect our ability to maintain our dividend distribution

         We compete for loan investments with numerous public and private real estate investment vehicles, such as mortgage banks, pension funds, REITs, institutional investors and individuals. Mortgages, subordinated interests in CMBS and other investments are often obtained through a competitive bidding process. In addition, competitors may seek to establish relationships with the financial institutions and other firms from which we intend to purchase such assets. Many of our competitors are larger than us, may have access to greater capital and other resources, may have management personnel with more experience than our officers or our Advisor and may have other advantages over us and our Advisor in conducting certain business and providing certain services. Competition may result in higher prices for mortgage assets, lower yields and a narrower spread of yields over our borrowing costs. There can be no assurance that we will achieve investment results that will allow any specified level of cash distribution.

Interest rate fluctuations will affect the value of our assets, net income and the common shares

         General. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income and the value of our common shares in many ways and present a variety of risks, including the risk of a mismatch between asset yields and borrowing rates, variances in the yield curve and changing prepayment rates.

         Interest rate mismatch could occur between asset yields and borrowing rates resulting in decreased yield. Our operating results will depend in large part on differences between the income from our assets (net of credit losses) and our borrowing costs. We fund the origination and acquisition of a significant portion of our assets with borrowings which have interest rates that reset relatively rapidly, such as monthly or quarterly. We anticipate that, in most cases, the income from our fixed-rate assets will respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may influence our net income.

         Effective February 15, 2000, we entered into a repurchase facility with Nomura Securities International Inc. (the "Nomura Facility"). Nomura Securities notified us in January 2004 that it intended to terminate the Nomura Facility. In February 2004, we executed repurchase agreements (the "Repurchase Facilities") with three other parties (the "Counterparties") and, in March 2004, we received new funding and repaid the amounts due to Nomura Securities. The terms of the Repurchase Facilities, which have no expiration date, offer advance rates between 94% and 97% of the fair market value of GNMA and FNMA DUS certificates and borrowing rates from 30-day LIBOR minus 3 basis points to 30-day LIBOR plus 10 basis points, which terms may change at the discretion of the Counterparties. The borrowings are typically subject to 30-day settlement terms and are subject to repricing at the option of the Counterparties. As of June 30, 2004, $142.4 million was outstanding under these Repurchase Facilities, at a weighted average interest rate of 1.68%.

         In October 2002, we entered into a warehouse line of credit facility with Fleet National Bank (the "Warehouse Facility") in the amount of $40 million. This facility, which matures on August 27, 2005, bears interest at a rate of 30, 60, 90 or 180-day LIBOR + 200 basis points, at our discretion, payable monthly on advances. As of June 30, 2004, we had approximately $30.9 million in loans outstanding under the Warehouse Facility, at a weighted average interest rate of 3.22%.

         To mitigate the impact of interest rate fluctuations, on March 24, 2003, we entered into a five-year LIBOR interest rate swap with a notional amount of $30 million. The annual fixed interest rate payable by us on this swap is 3.48%. Based on the $146.3 million unhedged portion of the $176.3 million of borrowings outstanding at June 30, 2004, a 1% change in LIBOR would impact our annual net income and cash flows by approximately $1.5 million. However, as the interest income from loans made under the Warehouse Facility are also based on LIBOR, a 1% increase in LIBOR would increase our annual net income and cash flows from such loans by approximately $284,000. Increases in these rates will tend to decrease our net income and market value of our net assets. Interest rate fluctuations that result in our interest expense exceeding interest income would result in our incurring operating losses.

         Prepayment rates can increase, thus adversely affecting yields. The value of our assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we originate mortgage loans, we expect that such mortgage loans will have a measure of protection from prepayment in the form of prepayment lock-out periods or prepayment penalties. However, such protection may not be available with respect to investments which we acquire, but do not originate. In periods of declining mortgage interest rates, prepayments on mortgages generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgages generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

We are dependent on our Advisor and if our Advisor terminates the Advisory Agreement, we may not be able to find an adequate replacement advisor

         We have no employees, although for administrative purposes we have appointed officers. We have entered into an Advisory Agreement with our Advisor under which our Advisor provides us with all of the services vital to our operations. We are dependent on our Advisor for the management and administration of our business and investments. The results of our operations will be dependent upon the availability of, and our Advisor's ability to identify and capitalize on, investment opportunities. The agreement may be terminated (i) without cause by our Advisor or (ii) with or without cause by a majority of our independent trustees, each without penalty and each upon 60 days' prior written notice to the non-terminating party. If our Advisor terminates our agreement, we may not be able to find an adequate replacement advisor.

Conflicts of interest could arise among our Advisor, Related Capital and us with respect to investment opportunities

         Our Advisor has subcontracted to Related Capital the obligation to provide the services which our Advisor is required to provide under the Advisory Agreement. There are risks involved with this arrangement. Under the Advisory Agreement, our Advisor and Related Capital are permitted to act as advisor to any other person or entity having investment policies similar to ours, including other REITs. Generally, in conflict situations with non-affiliated entities, our Advisor must present an investment opportunity to us if the opportunity is within our investment objectives and policies, the opportunity is of a character that could be taken by us, and we have the financial resources to take advantage of the opportunity. However, to the extent that other companies advised by or affiliated with our Advisor or Related Capital have similar investment objectives to ours and have funds available for investment at the same time as we do or to the extent that an investment is potentially suitable for us and at least one such entity, conflicts of interest could arise as to which entity should acquire the investment.

         Related Capital effectively controls and manages a closed-end, publicly held limited partnership with similar investment objectives that may invest in mortgages suitable for investment by us (although this entity has fully invested its available funds and is not permitted to raise additional capital). In addition, Related Capital is a subsidiary and the manager of CharterMac, which invests primarily in tax-exempt mortgage investments but has in the past, and may in the future, invest in taxable mortgage investments similar to those in which we invest.

         To the extent that these existing entities, as well as affiliated entities which may be formed by affiliates of CharterMac and Related Capital in the future, have funds available for investment at the same time as we do and a potentially suitable investment is offered to us or the affiliated entities, our Advisor will review the affiliated entities' and our investment portfolios and will determine whether or not the investment should be made by one of the affiliated entities or by us based upon factors such as the amount of funds available for investment, yield and portfolio diversification. If the making of a mortgage loan or other mortgage investment appears equally appropriate for us and these affiliated entities, the mortgage loan or other mortgage investment will either be made by a joint venture between two or more of such entities (which may include us), or will be allocated to one of such entities on a basis of rotation with the initial order of priority determined by the dates of formation of the entities.

         In addition, The Related Companies, LP ("TRCLP"), the principal owner of which is Stephen M. Ross, the Non-Executive Chairman and major shareholder of CharterMac, currently engages in businesses which compete with our Company. In connection with CharterMac's acquisition of Related Capital in December 2003, CharterMac and TRCLP entered into an agreement which prohibited TRCLP and its affiliates from competing with any business currently engaged in by Related Capital other than in specified areas, including originating mezzanine loans to multifamily housing properties similar to those which secure our loans. There can be no assurance that we and TRCLP and its affiliates would not directly compete for similar products and opportunities in these areas in the future.

Conflicts of interest could arise in transactions where we lend to or borrow from affiliates of Related Capital

         Every transaction entered into between us and a Related Capital affiliate raises a potential conflict of interest. In addition to the initial determination to invest in mortgage investments secured by properties owned by a Related Capital affiliate, such conflicts of interest with respect to these mortgage investments include, among others, decisions regarding (i) whether to waive defaults of such Related Capital affiliate, (ii) whether to foreclose on a loan, and (iii) whether to permit additional financing on the properties securing our investments other than financing provided by us.

         We have invested in, and may in the future invest in, mortgage investments secured by properties in which either direct or indirect affiliates of Related Capital own equity interests in the borrower. Our declaration of trust requires that any transaction between our Advisor, Related Capital or any of their affiliates and us be approved by a majority of trustees, including a majority of the independent trustees, not otherwise interested in the transaction, as being fair and reasonable and on terms not less favorable to us than those available from unaffiliated third parties. As of June 30, 2004, we had six bridge loans with a total carrying value of approximately $6.75 million, two first mortgages with a total carrying value of approximately $2.25 million, and seven taxable multifamily housing first mortgage bonds with a total carrying value of approximately $6.79 million to borrowers that are affiliates of Related Capital. Typically, these affiliate borrowers are limited partnerships where the general partner is either an affiliate of Related Capital or an unaffiliated third party with a 1% general partnership interest, and the 99% limited partner is a limited partnership in which an affiliate of Related Capital owns a 1% general partnership interest and one or more Fortune 500 companies own a 99% limited partnership interest.

         In June 2004, we entered into a revolving credit facility (the "Revolving Facility") with CharterMac, which provides up to $20.0 million in borrowings and bears interest at LIBOR plus 300 basis points. The Revolving Facility is for a term of one year with a one-year optional extension and contains customary restrictions/covenants that are similar to our Warehouse Facility.

We may not accurately assess investment yields, which may negatively affect our earnings

         Before making any investment, our Advisor will consider the expected yield of the investment and the factors that may influence the yield actually obtained on such investment. These considerations will affect our or our Advisor's decision whether to purchase such an investment and the price offered for such an investment. No assurances can be given that we or our Advisor can make an accurate assessment of the yield to be produced by an investment. Many factors beyond our and our Advisor's control are likely to influence the yield on the investments, including, but not limited to, competitive conditions in the local real estate market, local and general economic conditions and the quality of management of the underlying property. Our Advisor's inability to accurately assess investment yields may result in our purchasing assets that do not perform as well as expected, which may negatively affect our earnings.

We are subject to risks due to volatility of values of properties

         Multifamily and commercial property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event net operating income decreases, a borrower may have difficulty paying our mortgage loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our mortgage loans, which could also cause us to suffer losses.

         We also own several properties as a result of defaults by borrowers in 2003. As of June 30, 2004, the aggregate carrying value of these properties was approximately $77.7 million. While we are acting to improve the performance of these properties and are actively seeking buyers for them, there is no assurance that we will realize the full carrying amounts when the properties are sold.

We are subject to construction completion risks

         Some of our loans are secured by multifamily housing properties which are still in various stages of construction. Construction of such properties generally takes approximately 12 to 24 months. The principal risk associated with construction lending is the risk of noncompletion of construction which may arise as a result of: (i) underestimated initial construction costs, (ii) cost overruns during construction, (iii) delays in construction, (iv) failure to obtain governmental approvals, and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If a mortgage loan is called due to construction not being completed as required in the mortgage loan documents, we may determine to expend additional capital in order to preserve our investment.

         In order to minimize certain risks which may occur during the construction phase of a property, our Advisor endeavors to obtain in most instances one or more types of security during such period, including a construction completion guarantee from the principals of the property owner, personal recourse to the property owner and payment and performance bonding of the general contractor, if any, with respect to a property securing our investment. In addition, our Advisor may require principals of the property owner to provide us with an operating deficit guarantee, covering operating deficits of a property securing an investment during an agreed-upon period. We may not be able, however, to obtain such security with respect to certain properties. In other cases, we may decide to forego certain types of available security if we determine that the security is not necessary or is too expensive to obtain in relation to the risks covered.

Bridge and mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties

         We have acquired and expect to continue to acquire bridge and mezzanine loans. These types of loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including the loan becoming unsecured as a result of foreclosure by the senior lender. We may not recover some or all of our investment in such loans. In addition, bridge loans and mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Subordinated   interests  are  subject  to  increased  risk  of  first  loss  or non-investment grade subordinated interests

         We have invested indirectly in subordinated CMBS through our ownership of a preferred membership interest in ARCap. Subordinated CMBS of the type in which ARCap invests include "first loss" and non-investment grade subordinated interests. A first loss security is the most subordinate class in a structure and accordingly is the first to bear the loss upon a default on restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Such classes are subject to special risks, including a greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated interests in CMBS and other subordinated securities tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated interests generally are not actively traded and may not provide holders with liquidity of investment. With respect to our investment in ARCap, our ability to transfer our membership interest in ARCap is further limited by the terms of ARCap's operating agreement.

Participating interests in mortgages may not be available and, even if obtained, may not be realized

         In connection with the acquisition and origination of mortgages, we have obtained and may continue to obtain participating interests that may entitle us to payments based upon a development's cash flow, profits or any increase in the value of the development that would be realized upon a refinancing or sale of the development. Competition for participating interests is dependent to a large degree upon market conditions. Participating interests are more difficult to obtain when mortgage financing is available at relatively low interest rates. In the current interest rate environment, we may have greater difficulty obtaining participating interests. Participating interests are not government insured or guaranteed and are therefore subject to the general risks inherent in real estate investments. Therefore, even if we are successful in investing in mortgage investments which provide for participating interests, there can be no assurance that such interests will result in additional payments to us.

Short-term repurchase agreements involve risk of loss

         We finance and expect to continue to finance, a portion of our investments through collateralized borrowing in the form of repurchase agreements, which involve the sale by us of assets concurrently with an agreement by us to repurchase such assets at a later date at a fixed price. During the repurchase agreement period, we continue to receive principal and interest payments on the assets. The use of borrowing, or "leverage," to finance our assets involves a number of risks, including the following:

         If we are unable to renew our borrowings at favorable rates, we may be forced to sell assets, and our profitability may be adversely affected. We rely on short-term repurchase agreements to finance a portion of our assets. Our ability to achieve our investment objectives depends on our ability to borrow money in sufficient amounts and on favorable terms and our ability to renew or replace these short-term borrowings on a continuous basis as they mature. If we are not able to renew or replace maturing borrowings, we would be forced to sell some of our assets under possibly adverse market conditions, which may adversely affect our profitability. As of June 30, 2004, we had borrowings of approximately $142.4 million outstanding under the Repurchase Facilities, all of which typically have 30 day settlement terms.

         A decline in the market value of our assets may result in margin calls that may force us to sell assets under adverse market conditions. Repurchase agreements involve the risk that the market value of the securities sold by us may decline and that we will be required to post additional collateral, reduce the amount borrowed or suffer forced sales of the collateral. If forced sales were made at prices lower than the carrying value of the collateral, we would experience additional losses. If we are forced to liquidate our assets to repay borrowings, there can be no assurance that we will be able to maintain compliance with the REIT asset and source of income requirements.

         Our use of repurchase agreements to borrow money may give our lenders greater rights in the event of bankruptcy. Of our total borrowings of approximately $176.3 million as of June 30, 2004, approximately $142.4 million were made using repurchase agreements which require us to pledge certain of our assets to the lender to secure our obligations thereunder. Borrowings made under repurchase agreements may qualify for special treatment under the Bankruptcy Code, which may make it difficult for us to recover our pledged assets if a lender files for bankruptcy. In addition, if we were to file for bankruptcy, lenders under our repurchase agreements may be able to avoid the automatic stay provisions of the Bankruptcy Code and take possession of, and liquidate, the assets we pledged under these agreements without delay.

Our debt obligations may reduce our operating performance and put us at a competitive disadvantage

         In addition to the risks associated with the short-term repurchase agreements described above, we are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest under the Warehouse Facility, and the risk that indebtedness under the Warehouse Facility will not be refinanced at maturity or that the terms of such refinancing will not be as favorable as the terms of the Warehouse Facility.

         A portion of the outstanding principal under the Warehouse Facility is due at the maturity or prepayment of each of the underlying loans. We anticipate repaying the indebtedness through refinancing or sales proceeds of the properties securing the mortgage loans. In the event that the proceeds from such sales or refinancings do not generate sufficient amounts to repay our obligations under the Warehouse Facility, we will be required to pay off the remaining borrowings under the Warehouse Facility through cash, other borrowings or equity offerings. If we were unable to refinance our indebtedness on acceptable terms, we might be forced to sell assets under possibly adverse market conditions, which may adversely affect our profitability. If prevailing interest rates, financing spreads or other factors at the time of refinancing the Warehouse Facility result in higher interest rates, our interest expense would increase, which would adversely affect our results of operations.

         We intend to incur additional debt in connection with new acquisitions and/or originations. We may also borrow funds if necessary to satisfy the requirement that we distribute to shareholders as dividends at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

         Our debt may harm our business and operating results, including requiring us to use a substantial portion of our cash generated to pay interest and required principal payments, which reduces the amount available for dividends.

         As of June 30, 2004, we had borrowings of $30.9 million outstanding under the Warehouse Facility.

Liquidation of collateral may jeopardize our REIT status

         To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of the asset and source of income requirements and the consequences of our failure to continue to qualify as a REIT, please see "Federal Income Tax Considerations" herein.

Hedging transactions can limit gains and increase exposure to losses

         Hedging involves risk and typically involves costs, including transaction costs. Such costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates and generally limits the amount of cash available for distributions to shareholders. Hedging activities also may not have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates.

         We intend generally to hedge as much of the interest rate risk as our Advisor determines is in our best interests given the cost of such hedging transactions. REIT provisions of the Code may limit our ability to hedge our assets and related borrowings. Any limitation on our use of hedging techniques may result in greater interest rate risk.

There are risks related to loans secured by properties that benefit from LIHTCs

         The success of our investments in loans secured by properties that benefit from using LIHTCs will be based in part on the results of operations of the underlying properties. The value of such loans and the quality of the underlying properties as collateral for such loans may be affected by other factors, such as property re-sale and other restrictive terms.

         Regulations may have the effect of limiting the realizable value of underlying properties. The law governing LIHTCs generally requires properties to be leased, for restricted rents, to low-income tenants for at least 15 years, and in many cases for 30 years or more. The properties are expected to be at least 15 years old when they are sold and may not sell for the same price as new properties. The continuing application of low-income restrictions and factors outside the owner's control, such as demand for apartments and real estate values generally, will determine whether the properties can be sold for more than the owner invested in them or the amount of our mortgage loan.

         Terms of government financings could limit revenues. If a property receives government assistance or financing, the terms of the government assistance or financing (e.g., tenant eligibility, approvals for rent increases, limitations on the percentage of income which low- and moderate-income tenants may pay as rent) could limit the revenue from the property and depress its value and thereby jeopardize the owner's ability to repay our mortgage loan. There can be no assurance that government assistance programs which are intended to benefit a property will be continued by the assistance provider and that if such assistance is not continued that the property will generate sufficient additional revenue to substitute for the discontinued government assistance so as to meet its mortgage or operating obligations.

Geographic concentration and the credit quality of borrowers may result in losses

         We have not established any limit upon the geographic concentration of properties securing mortgage loans acquired or originated by us or the credit quality of borrowers of uninsured mortgage assets acquired or originated by us. As a result, properties securing our mortgage loans may be overly concentrated in certain geographic areas and the underlying borrowers of our uninsured mortgage assets may have low credit quality. We may experience losses due to geographic concentration or low credit quality. As of June 30, 2004, 50.55% of our investments in bridge and mezzanine loans were secured by properties in Texas. Bridge and mezzanine loans comprised approximately 15.52% of our portfolio of investments as of June 30, 2004.

Changes in mortgage loan programs could adversely affect us

         We could be hindered in making investments by adverse changes in the FHA insurance, Ginnie Mae or Fannie Mae guarantee programs or rules or regulations relating to them. Generally, once a mortgage has been endorsed for insurance or guaranteed, subsequent amendments to the rules or regulations would not apply retroactively to affect preexisting investments, but could affect prospective investments. Changes to the guarantee programs could adversely affect our ability to originate or acquire attractive investments.

There are a number of risks associated with being taxed as a REIT

         Our REIT status subjects us and our shareholders to a number of risks, including the following:

         Failure to qualify as a REIT would have adverse tax consequences for us. In order to maintain our REIT status we must meet a number of requirements. These requirements are highly technical and complex and often require an analysis of various factual matters and circumstances that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS may make changes to the tax laws and regulations, and the courts may issue new rulings, that make it more difficult or impossible for us to remain qualified as a REIT. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Therefore, we would have less money available for investments and for distributions to our shareholders. This may also have an adverse effect on the market value of our common shares. In general, we would not be able to elect REIT status for four years after a year in which we lose our REIT status.

         As a REIT, our income can only come from limited types of sources. To qualify as a REIT, at least 75% of our gross income must come from qualified real estate sources and 95% of our gross income must come from other sources that are itemized in the REIT tax laws. Therefore, we may have to forego opportunities to invest in potentially profitable businesses or assets because they would produce income that could jeopardize our status as a REIT.

         We have certain distribution requirements. As a REIT, we must distribute to shareholders at least 90% of our REIT taxable income (excluding capital gains). The required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue (such as original issue discount interest income attributable to our investment in ARCap) or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

         We are also subject to other tax liabilities. As a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

         For further discussion of the risks associated with REIT taxation, please see "Federal Income Tax Considerations" herein.

Loss of Investment Company Act exemption would adversely affect us

         We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940. If we fail to qualify for this exemption then we would be regulated as an investment company and our business would be materially adversely affected. Investment company regulations would prevent us from conducting our business as described in this re-offer prospectus by, among other restrictions, reducing our ability to use borrowings. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of Securities Exchange Commission staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the Commission or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

Restrictions on share accumulation in REITs could discourage a change of control of our company

         In order for us to qualify as a REIT, not more than 50% of the number or value of the outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year.

         In order to prevent five or fewer individuals from acquiring more than 50% of our outstanding shares and a resulting failure to qualify as a REIT, our declaration of trust provides that, subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the outstanding shares. The shares most recently acquired by a person that are in excess of the 9.8% limit will not have any voting rights and be deemed to have been offered for sale to us for a period subsequent to the acquisition. Any person who acquires shares in excess of the 9.8% limit is obliged to immediately give written notice to us and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT.

         While these restrictions are designed to prevent any five individuals from owning more than 50% of our shares, they also discourage a change in control of our company. These restrictions may also deter tender offers that may be attractive to shareholders or limit the opportunity for shareholders to receive a premium for their shares if an investor makes purchases of shares to acquire a block of shares.

Supermajority voting requirements for acquisitions and mergers could discourage a change of control of our company

         Our declaration of trust requires that 80% of our shareholders and all of our independent trustees approve exchange offers, mergers, consolidations or similar transactions involving us in which our shareholders receive securities in a surviving entity having materially different investment objectives and policies, or that is anticipated to provide significantly greater compensation to management, except for transactions affected because of changes in applicable law, or to preserve tax advantages for a majority in interest of our shareholders.

Issuances of large amounts of our common shares could cause our share price to decline

         As of June 30, 2004, there were 8,335,639 common shares outstanding. This re-offer prospectus relates to the sale of up to an additional 855,277 common shares. Furthermore, in connection with the issuance of any common shares in the future, our Advisor is entitled to receive as compensation common shares equal to 1% of the issuance, which common shares vest over a three-year period and are restricted as to their transferability until they vest. In addition, our declaration of trust permits our trustees to issue an unlimited number of shares (subject to the consent of shareholders if required pursuant to the rules of the American Stock Exchange). The issuance of common shares could cause dilution of our existing common shares and a decrease in the market price.

Our shareholders may have personal liability for our acts and obligations

         It is possible that certain states may not recognize the limited liability of shareholders, although our declaration of trust provides that our shareholders shall not be subject to any personal liability for our acts or obligations. Our declaration of trust also provides that every written agreement entered into by us shall contain a provision that our obligations are not enforceable against our shareholders personally. No personal liability should attach to our shareholders under any agreement containing such provision; however, not every written agreement entered into by us contains such a provision. In certain states, our shareholders may be held personally liable for contract claims where the underlying agreement does not specifically exclude shareholder liability. Our shareholders may also be held personally liable for other claims against us, such as tort claims, claims for taxes and certain statutory liability. Upon payment of any such liability, however, the shareholder will, in the absence of willful misconduct on the shareholder's part, be entitled to reimbursement from our general assets, to the extent such assets are sufficient to satisfy the claim.

Liability relating to environmental matters may impact the value of the underlying properties

         Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner's ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us.

We may incur costs in connection with the compliance requirements of the Americans with Disabilities Act and fire and safety regulations

         Certain underlying properties may be required to comply with the Americans with Disabilities Act, which has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to disabled people. Compliance with the Americans with Disabilities Act could require removal of access barriers and noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants.

         In addition, owners are required to operate properties in compliance with fire and safety regulations, building codes, and other land use regulations. Compliance with such requirements may require owners to make substantial capital expenditures and these expenditures may impair an owner's ability to make debt payments, which in turn may adversely affect the value of the relevant mortgage asset held by us.

Recent tax legislation may have negative consequences for REITs

         Recent tax legislation allows corporations to pay dividends that are taxable to shareholders at reduced rates. These reduced rates generally do not apply to dividends paid by REITs. Although the legislation does not adversely affect the tax treatment of REITs, it may cause investments in non-REIT corporations to become relatively more desirable. As a result, the capital markets may be less favorable to

REITs when they seek to raise equity capital, and the prices at which REIT equity securities trade may underperform non-REIT corporations.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the material federal income tax considerations to you as a prospective holder of shares. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

         The information in this section is based on the Internal Revenue Code of 1986, as amended, which is referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

         EACH PROSPECTIVE PURCHASER OF SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

         General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1991. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT.
Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

         If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: first, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference. Third, if we have (a) net income from the sale or other disposition of "foreclosure property", which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of
(a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, the "built-in gain" associated with the asset would generally be subject to tax at the highest corporate rate if we dispose of such asset during the 10 year period beginning on the date that we acquired that asset, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time). We also will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

         Requirements for Qualification. A REIT is a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

         We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our capital stock requesting information regarding the actual ownership of our capital stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement.

         The Code allows a REIT to own wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

         A REIT may also hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary", as long as the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length.

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of any partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

         Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

         Interest will qualify as interest on obligations secured by mortgages on real property or on interests in real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. Interest on obligations secured by mortgages on real property or on interests in real property will be treated as qualifying income to the extent that the fair market value of the property that secures the loan has a value greater than or equal to the highest principal amount, including accrued interest, of such loan outstanding during the REIT taxable year. To the extent the fair market value of such property at the time of issuance and when the loan is acquired is less than the highest principal amount, including accrued interest, of such loan outstanding during the REIT taxable year, only a proportionate part of the interest on such loan shall be treated as qualifying income. For purposes of the gross income requirements, interest includes only amounts that represent compensation for the use or forbearance of money, and does not include a charge for services. Interest includes income from a REMIC, as long as at least 95% of the assets of the REMIC are interests in real property. If less than 95% of the assets of a REMIC consist of real estate, income accrued by the REIT will be treated as interest from a mortgage in the proportion in which assets of the REMIC consist of real estate assets. Subject to certain exceptions, interest does not include amounts received or accrued, directly or indirectly, if the amount depends, in whole or in part, on the income or profits of any person. One exception to this rule is that amounts may be based on the gross receipts or sales of a person, and still constitute interest for these purposes. The second exception would be available if the REIT receives or accrues amounts that would be excluded from interest because the borrower receives or accrues an amount based on the income or profits of any person; in such case, only a proportionate part of the amount received or accrued by the REIT is excluded from being treated as interest. Third, if the borrower derives substantially all of its gross income with respect to the property subject to the mortgage from the leasing of its property to tenants, an amount based on the net income or profits of the borrower may be treated as interest if the borrower receives or accrues amounts that would qualify as rents from real property had such amounts been received by the REIT.

         Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

         We believe that substantially all of our interest income will be qualifying income under the gross income tests.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% or 95% test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

         Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including (1) our allocable share of mortgage and other real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries. Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer,
(2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

         We believe that substantially all of our assets consist and, after the offering, will consist of (1) mortgages, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose.

         Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our "REIT taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of "excess noncash income" such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

         We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 20 years to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

         In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

         For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

         We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make non-deductible expenditures (such as principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

         Failure to Qualify. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

         If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we may be taxed on the net appreciation in value of our assets if we sell assets within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders

         As used herein, the term "U.S. shareholder" means a holder of shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

         As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts.

         Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code.

         Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

         Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. However, dividends paid by REITs generally do not qualify for the residual tax rates that are available for dividends paid by most corporations that are not REITS. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation (including all individuals) and shareholders generally will not be able to offset any "passive losses" against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

         In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

         We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Backup Withholding

         We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than U.S. shareholders, further described below). Non-U.S. Shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

Taxation of Non-U.S. Shareholders

         The following discussion is only a summary of the rules governing United States federal income taxation of Non-U.S. Shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

         For withholding tax purposes, we are currently required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under regulations, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

         For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a Non-U.S. Shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a "domestically controlled REIT" after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our shares are publicly traded, no assurance can be given that we will continue to qualify as a

"domestically controlled REIT." If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the Service has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

         In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5% (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust and (iii) either
(A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

         While an investment in our shares by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by the sum of all deductions attributable to the UBTI and $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. We, our board of trustees, and any of our or their affiliates do not intend to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the shares. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year in which it relates.

Other Tax Considerations

         Entity Classification. Certain of our investments are held through ARCap Investors, L.L.C., a limited liability company that has elected to be taxed as a partnership. If such limited liability company were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT.

         We believe  that  ARCap  Investors,  L.L.C.  is  properly  treated as a
partnership  for  tax  purposes  (and  not  as  an  association   taxable  as  a
corporation).

         Tax Shelter Reporting Regulations. Under recently promulgated regulations, if a shareholder recognizes a loss with respect to shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a REIT are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This re-offer prospectus and the information incorporated herein by reference contain certain statements and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this re-offer prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective date of this re-offer prospectus or other dates which are specified herein.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common shares which may be sold pursuant to this re-offer prospectus for the accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                             SELLING SECURITYHOLDERS

         This re-offer prospectus covers offers and sales from time to time by the Selling Securityholders of up to 855,277 common shares issued or to be issued to the Selling Securityholders pursuant to the terms of the Incentive Plan and/or Share Agreements. Under Rule 416 of the Securities Act, the Selling Securityholders may also offer and sell common shares issued to the Selling
Securityholders as a result of, among other events, stock splits, stock dividends and similar events that affect the number of common shares held by the Selling Securityholders. The Selling Securityholders are or may become affiliates of the Company pursuant to Rule 144 of the Securities Act.

         The following table sets forth certain information as to the beneficial
ownership   of  common   shares  as  of  August  25,   2004  for  each   Selling
Securityholder:



---------------------------------------------------------------------------------------------------------------------

                     Name                         Common Shares     Common Shares    Common Shares     Percentage of
                                                  Beneficially        Offered        Beneficially     Common Shares
                                                  Owned Before                       Owned After       to be Owned
                                                  Offering (1)                       Offering (1)    After Offering
---------------------------------------------------------------------------------------------------------------------
Stuart J. Boesky                                   119,971(2)           (3)            119,971            1.4%
---------------------------------------------------------------------------------------------------------------------
Alan P. Hirmes                                     106,471(2)           (3)            106,471            1.3%
---------------------------------------------------------------------------------------------------------------------
Denise L. Kiley                                    94,471(2)            (3)             94,471            1.1%
---------------------------------------------------------------------------------------------------------------------
Marc D. Schnitzer                                  94,471(2)            (3)             94,471            1.1%
---------------------------------------------------------------------------------------------------------------------
Richard M. Rosan                                      365               (4)              -0-                *
---------------------------------------------------------------------------------------------------------------------
Scott M. Mannes                                       365               (4)              -0-                *
---------------------------------------------------------------------------------------------------------------------
Stanley R. Perla                                      729               (4)              -0-                *
---------------------------------------------------------------------------------------------------------------------
John A. Garth                                        2,000              (3)             2,000               *
---------------------------------------------------------------------------------------------------------------------
Other trustees and executive officers of              (5)               (6)              (5)               (5)
the Company
---------------------------------------------------------------------------------------------------------------------

* Less than 1%.


(1) The number of shares beneficially owned is determined under rules promulgated by the Commission and includes outstanding common shares and options for common shares that have vested or will vest within 60 days.


(2) 92,858 of such common shares are owned directly by Relcap Holding Company, LLC, of which Mr. Boesky indirectly owns 9.69%, Mr. Hirmes indirectly owns 9.69%, Mr. Schnitzer indirectly owns 9.69% and Ms. Kiley indirectly owns 5.93%.


(3) Cannot be determined at this time. Selling Securityholder may offer and sell up to an aggregate of 833,818 common shares that may be issued in the future under the Company's Incentive Plan. If required by applicable rules and regulations, we will file a supplement to this re-offer prospectus to update this Selling Securityholder table with each additional issuance of common shares under the Incentive Plan.


(4) Cannot be determined at this time. Mr. Rosan and Mr. Mannes may each offer and sell 365 common shares and Mr. Perla may offer and sell 729 common shares, plus an additional aggregate amount of up to (x) 20,000 common shares that may be issued to them in the future pursuant to Share Agreements and (y) 833,818 common shares that may be issued to them in the future under the Company's Incentive Plan. If required by applicable rules and regulations, we will file a supplement to this re-offer prospectus to update this Selling Securityholder table with each additional issuance of common shares pursuant to the Share Agreements and/or Incentive Plan.

(5)   Cannot be determined at this time.


(6) Cannot be determined at this time. The trustees and executive officers of the Company may offer and sell an aggregate amount of up to (x) 20,000 common shares that may be issued to them in the future pursuant to Share Agreements and (y) 833,818 common shares that may be issued to them in the future under the Company's Incentive Plan. If required by applicable rules and regulations, we will file a supplement to this re-offer prospectus to update this Selling Securityholder table with each additional issuance of common shares pursuant to the Share Agreements and/or Incentive Plan.

                              PLAN OF DISTRIBUTION

         This re-offer prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Securityholders" section of this re-offer prospectus of up to 855,277 common shares. As used in this section of the re-offer prospectus, the term "Selling Securityholders" includes the Selling Securityholders named in the table above and any of their donees, pledgees, transferees or other successors in interest who receive shares offered hereby from a Selling Securityholder as a gift, pledge, or other non-sale related transfer and who subsequently sell any of such shares after the date of this re-offer prospectus. We have registered the Selling Securityholders' common shares for re-sale to provide the Selling Securityholders with freely tradeable common shares. However, registration of the Selling Securityholders' common shares does not necessarily mean that the Selling Securityholders will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of the Selling Securityholders' shares.

         The Selling Securityholders may sell our common shares to which this re-offer prospectus relates from time to time on the American Stock Exchange, where our common shares are listed for trading, in other markets where our common shares may be traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. The Selling Securityholders may sell our common shares at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Securityholders.

         The Selling Securityholders may effect such transactions by selling the common shares offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the common shares which are the subject of this re-offer prospectus may be sold include: (a) a block trade in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and re-sale by the broker-dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the American Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions.

         The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers and other financial institutions may engage in short sales of our common shares in the course of hedging the related positions they assume. The Selling Securityholders may also sell our common shares short and redeliver the common shares covered by this re-offer prospectus to close out the short positions. In addition, the Selling Securityholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealers or other financial institutions of common shares offered by this re-offer prospectus, which shares the broker-dealers or other financial institutions may resell pursuant to this re-offer prospectus (as supplemented or amended to reflect the transaction).

         Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the common shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the shares which are the subject of this re-offer prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this re-offer prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         We will file a supplement to this re-offer prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Securityholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer.

         In addition, upon receiving notice from a Selling Securityholder that a donee, pledgee or transferee or other successor in interest intends to sell more than 500 shares covered by this re-offer prospectus, we will file a supplement to this re-offer prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee who may sell the shares which are the subject of this re-offer prospectus.

         The Selling Securityholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this re-offer prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by the Selling Securityholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         The Selling Securityholders have not informed us as to their plans of distribution.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. The validity of the common shares have been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 of AMAC and the related financial schedule incorporated in this re-offer prospectus by reference from our annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



       DISCLOSURE OF SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

         Insofar as the provisions described below in Item 6 of Part II of this registration statement permit indemnification of directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            855,277 COMMON SHARES OF

                      AMERICAN MORTGAGE ACCEPTANCE COMPANY



                               RE-OFFER PROSPECTUS



                                 AUGUST 26, 2004

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents and information previously filed by Registrant with the Commission are hereby incorporated by reference in this Registration
Statement:

                  (a) The Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2003, filed with the Commission on March 15, 2004 and May 7, 2004, respectively (Commission File No. 001-14583);

                  (b) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed with the Commission on August 9, 2004 (Commission File No. 001-14583);

                  (c) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed with the Commission on May 10, 2004 (Commission File No. 001-14583);

                  (d) The Company's Definitive Proxy Statement dated April 30, 2004 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 9, 2004 (Commission File No. 001-14583); and

                  (e) The description of the Company's Shares contained in the Company's Form 10 Registration Statement under the caption "Description of Registrant's Securities to be Registered", as filed with the Commission on August 1, 1997 (Commission File No. 001-13237).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of the filing of those documents.

Any statement contained herein or in a document incorporated, or deemed incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed to constitute a part of this Registration Statement or the Prospectus except as so modified or replaced.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Trustees and Officers

         Our Company has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with our

Company, whether or not our Company is required or has the power to indemnify them against the same liability.

Item 7.  Exemption from Registration Claimed

         Not Applicable

Item 8.  Exhibits.

 Exhibit     Description
   No.
--------     -----------

3.1 Second Amended and Restated Declaration of Trust, dated as of April 6, 1999 (incorporated by reference to Exhibit 3.4(c) in the Company's March 31, 1999 Quarterly Report on Form 10-Q).

3.2 Amendment to Second Amended and Restated Declaration of Trust, dated as of August 20, 2004.*

4.1          Specimen  Share  Certificate  (incorporated  by  reference  to  the
             Company's   Amendment   No.  1  on  Form  10/A  to  the   Company's
             Registration Statement on Form 10, File No. 001-13237).

5.1 Opinion of Goodwin Procter LLP regarding the legality of the restricted Common Shares being registered*

23.1         Consent of Deloitte & Touche LLP*

23.2         Consent of Goodwin Procter LLP (included in Exhibit 5.1)*

24.1         Power of Attorney (included on signature page hereto)*

99.1         Amended and Restated Incentive Share Plan*

99.2         Amendment to Amended and Restated Incentive Share Plan*

99.3         Share Agreements*

* Filed Herewith

Item 9.  Undertakings

         The Company hereby undertakes:

         A        (1)  To file,  during  any  period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) Include any additional or changed material information on the plan of distribution; provided, however, that the statements in paragraphs
(A)(1)(i) and (A)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (2) That, for determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  To  file  a  post-effective   amendment  to  remove  from
registration any of the securities that remain unsold at the end of the offering.

         (B) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of August, 2004.

                                     AMERICAN MORTGAGE
                                        ACCEPTANCE COMPANY
                                     A Massachusetts business trust (registrant)


                                     By: /s/ Stuart J. Boesky
                                         ---------------------------------------
                                         Stuart J. Boesky
                                         President and
                                         Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Stuart J. Boesky and Alan P. Hirmes, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signature                                       Title                               Date

/s/ Stuart J. Boesky                                    Chairman, President and                August 26, 2004
----------------------------------------                Chief Executive Officer
             Stuart J. Boesky

/s/ Alan P. Hirmes                                       Managing Trustee and                  August 26, 2004
----------------------------------------                Chief Financial Officer
              Alan P. Hirmes

/s/ Scott M. Mannes                                        Managing Trustee                    August 26, 2004
----------------------------------------
              Scott M. Mannes

/s/ Stanley R. Perla                                       Managing Trustee                    August 26, 2004
----------------------------------------
             Stanley R. Perla

/s/ Richard M. Rosan                                       Managing Trustee                    August 26, 2004
----------------------------------------
             Richard M. Rosan